EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ERF Wireless, Inc.

We consent to incorporation by reference in this Registration Statement of ERF Wireless, Inc., on Form S-8 to be filed with the Commission on or about January 12, 2011 of our Report of Independent Registered Public Accounting Firm dated March 29, 2010 covering the consolidated financial statements of ERF Wireless, Inc. for the years ended December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
January 11, 2011